Exhibit 10.10
PARTICIPATION AGREEMENT
AH REALTY TRUST, LP
THIRD AMENDED AND RESTATED EXECUTIVE SEVERANCE BENEFIT PLAN
[Date]

Dear [_________]:
     AH Realty Trust, LP (the “Company”) is providing you with this Participation Agreement to inform you that you have been designated as a Tier [I / II / III] Participant in the AH Realty Trust, LP Third Amended and Restated Executive Severance Benefit Plan (the “Plan”). A copy of the Plan is being provided to you herewith. Capitalized terms used but not otherwise defined in this Participation Agreement will have the definitions provided in the Plan.
     As a Tier [I / II / III] Participant in the Plan, you will be eligible to receive the severance payments and benefits (the “Severance Benefits”) described in Article V of the Plan if you remain in the continuous employ of the Company or an Affiliate from the date you execute this Participation Agreement until the date that your employment with the Company and its Affiliates is terminated without Cause or the date your employment with the Company and its Affiliates is terminated by your resignation with Good Reason. Such eligibility is subject to your timely execution and, to the extent applicable, non-revocation of a Release in accordance with the terms of the Plan, as well as the additional conditions specified in the Plan, including, without limitation, your compliance with the restrictive covenants set forth in Article VII of the Plan.
This Participation Agreement is subject in all respects to the terms, conditions and provisions of the Plan, as amended from time to time, all of which are made a part of and incorporated by reference into this Participation Agreement. For clarity, the Company reserves all rights to amend or terminate the Plan to the extent permitted under Article XI of the Plan. In the event of any conflict between the terms of this Participation Agreement and the terms of the Plan, the terms of the Plan shall govern.
By signing below, you acknowledge and agree that (i) you have received and reviewed a copy of the Plan, (ii) participation in the Plan requires that you irrevocably and voluntarily agree to the terms of the Plan and the terms set forth in this Participation Agreement, and (iii) any prior agreement, arrangement and understanding between you and the Company and/or any Affiliate with respect to severance pay or termination benefits is hereby revoked and ineffective (including, without limitation, any severance entitlements contained in any offer letter, employment agreement or similar agreement by and between you and the Company or any Affiliate).
If you have any questions regarding the foregoing, please contact [_________]. Please confirm your agreement to the foregoing by executing this Participation Agreement where indicated below and returning a copy to the undersigned.

Sincerely,

AH Realty Trust, LP

By: __________________________
Name:
Title:

ACKNOWLEDGED AND AGREED:

_______________________________________
[Name]

Exhibit A

AH Realty Trust, LP
Third Amended and Restated Executive Severance Benefit Plan